MFA
MORTGAGE INVESTMENTS, INC.
350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

March 10, 2008		NEW YORK METRO

CONTACT:	MFA Investor Relations (800)-892-7547 www.mfa-reit.com	NYSE: MFA

MFA Mortgage Investments, Inc.
Announces Reduction in Leverage Through Asset Sales

MFA Mortgage Investments, Inc. (NYSE: MFA) announced today an adjustment in its balance sheet strategy.  While we have consistently maintained an assets-to-equity multiple of approximately 9x-10x (or a debt-to-equity multiple of approximately 8x-9x), we have determined that in this period of financial industry stress the proper strategy is to generally lower our target debt-to-equity multiple to 7x-9x.  Our focus will continue to be in high quality assets as the vast majority of our assets are agency MBS, which are liquid and financeable.

To effect this change in leverage strategy, we have, since Friday, March 7, 2008, sold approximately $1 billion in MBS.  The assets sold consist of approximately $950 million of agency MBS and $50 million of AAA-rated non-agency MBS at a realized loss of approximately $15 million.  Concurrently, we have terminated repurchase agreements at no cost and approximately $525 million of associated interest rate swap agreements at a cash cost of approximately $31 million.

We have made this strategy adjustment because it is our view that credit conditions are tightening, rapidly and indiscriminately.  After analyzing recent credit events impacting other leveraged public and private companies investing in high quality MBS, we believe that while these companies utilized substantially higher levels of leverage than MFA, our interpretation of their public disclosure and other information available to us increases the probability of increased margin requirements in the future for all repurchase agreement borrowers, including MFA.  Additionally, recent news about potential security liquidations has increased our concerns about declining values for many financial assets including agency and AAA-rated MBS.  As a result, we have proactively reduced leverage to decrease the potential negative impact of increased margin requirements and falling asset values.

We currently estimate our book value per share to be in the range of $5.75-$6.00.  As of tonight, March 10, 2008, MFA’s available cash balance totaled approximately $348 million and our unpledged agency MBS had a value of approximately $19 million, both of which are available to meet future margin calls.  To date, MFA has satisfied all of its margin calls.

On a positive note, while we will be generally utilizing lower levels of leverage, the spread MFA expects to earn on its assets is expected to increase in 2008. Excluding the realized losses from asset sales and swap terminations, based on current estimates, we expect MFA’s earnings will approximate $0.18 per share of common stock in the first quarter of 2008 versus $0.16 per share in the fourth quarter of 2007.

We have undertaken these actions to decrease potential future liquidity risks.  We believe that while many financial institutions may face the risk of systemic margin calls, our strategy is to get ahead of the curve and reduce leverage consistent with our own discipline.  We believe this strategy will reduce the uncertainty reflected in MFA’s share price and will allow MFA to be positioned to take advantage of the many profitable opportunities that we believe will be available in the future.

The Company will hold a conference call Tuesday, March 11, 2008, at 8:30 a.m. (New York City time), to discuss this press release.  The number to dial in order to listen to the conference call is (800) 398-9397 in the U.S. and Canada.  International callers must dial (612) 288-0337.  The replay will be available through Tuesday, March 18, at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code: 915260.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.